Exhibit: (b)(3)
                   Neuberger Berman Advisers Management Trust

                            Amendment to the By-laws

         The undersigned, being the duly appointed Secretary of Neuberger Berman Advisers Management Trust (the "Trust"), a Delaware business trust, hereby certifies that the cover page, title on the first page, and the introductory paragraph on the first page of the By-Laws of the Trust dated May 23, 1994, was amended as follows by the vote of the Trustees of the Trust pursuant to Article VIII, Section 1 of the By-Laws, at a meeting of the Trustees on August 26, 1998 (new text is bold, deleted text is struck through):

1.       Cover  Page:   [begin   strikethrough]   Neuberger  &  Berman  [end
         strikethrough] [begin bold] Neuberger Berman [end bold] Advisers Management

         Trust

2.       Title on the first page of the By-Laws:

                                     BY-LAWS
                                       OF

        [begin strikethrough] Neuberger & Berman [end strikethrough] [begin bold] Neuberger Berman [end bold] Advisers Management Trust


3.       Introductory paragraph on the first page of the By-Laws:


         These  By-laws  of  [begin  strikethrough]   Neuberger  &  Berman  [end
         strikethrough] [begin bold] Neuberger Berman [end bold] Advisers Management Trust (the "Trust"), a Delaware business trust, are subject to the Trust Instrument of the Trust dated May 23, 1994, as from time to time amended, supplemented or restated (the "Trust Instrument"). Capitalized terms used herein have the same meanings as in the Trust Instrument.

         In Witness whereof, the undersigned has executed this instrument this 9th day of November, 1998.



                                     /s/ Claudia A. Brandon
                                     _________________________
                                     Claudia Brandon
                                     Secretary
                                     Neuberger Berman Advisers Management Trust